EX-99.77E LEGAL 3 ex99-77e.htm LEGAL PROCEEDINGS
Exhibit 77(e)
Legal Proceedings
1. Date: June 30, 2008

Complaint filed in the United Stated District Court for the District of Massachusetts, subsequently transferred to the United States District Court for the Southern District of New York on September 22, 2008, and captioned Yu v. State Street Corp. Et al., Civ. A. No. 08-11108-JLT Subject: request for reimbursement of alleged investment losses in the SSgA Yield Plus Fund. Lead
Plaintiff: Anatoly Alexander, Individually and on behalf of all others similarly situated Defendants: State Street Corporation, State Street Global Advisors, Lynn L. Anderson. Agustin J. Fleites, Steven J. Mastrovich, William L. Marshall, Patrick J. Riley, Bruce D. Taber, Richard D., Shirk, Henry W. Todd, Mark E. Swanson, Donald A. Gignac, Karen D. Gillogly, William L. Boyan, Michael F. Holland, Rina K. Spence, Douglas T. Williams, James Ross, Gary L. French, and Peter G. Leahy Status/Disposition: On March 27, 2012, the parties filed a joint motion seeking court approval of a $6.25 million class settlement of this action. A preliminary approval hearing on the settlement is currently scheduled to take place on May 2, 2012.